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                                                                                                             Exhibit 12.1
                                                                                                               3/11/03

                             SAVANNAH POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2002


                                                                                                                        Twelve
                                                                                                                        Months
                                                                                                                         Ended
                                                                                                                      December 31,
                                                         ------------------------------------------------------------------------
                                                           1998             1999            2000          2001             2002
                                                           ----             ----            ----          ----             ----
                                  -----------------------------------Thousands of Dollars----------------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                            $  40,811     $   34,891      $    36,543      $ 33,772      $  35,313
   Interest expense, net of amounts capitalized            11,855         11,938           12,737        12,517         11,608
   Distributions on preferred securities of subsidiary        167          2,740            2,740         2,740          2,740
   AFUDC - Debt funds                                         133            485              324           271            165
   Rentals                                                    735            471              545           423            459
                                                        ---------     ----------      -----------      --------       --------
         Earnings as defined                            $  53,701     $   50,525      $    52,889      $ 49,723      $  50,285
                                                        -========     ==========      ===========      ========      =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $  10,383     $    9,300      $     9,259      $  9,399      $   9,684
   Interest on affiliated loans                                                                             747            401
   Interest on interim  obligations                           278            879            2,369         1,128              4
   Amort of debt disc, premium  and expense, net              853            948              963           950            904
   Other interest  charges                                    474          1,296              470           566            778
   Distributions on preferred securities of subsidiary        167          2,740            2,740         2,740          2,740
   Rentals                                                    735            471              545           423            459
                                                        ---------     ----------      -----------      --------      ---------
         Fixed charges as defined                       $  12,890     $   15,634      $    16,346      $ 15,953      $  14,970
                                                        =========     ==========      ===========      ========      =========



RATIO OF EARNINGS TO FIXED CHARGES                           4.17           3.23             3.24          3.12           3.36
                                                            =====          =====            =====         =====          ====



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